Exhibit 8.2

LAW OFFICES

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

11TH FLOOR

734 15TH STREET, N.W.

WASHINGTON, D.C. 20005

TELEPHONE: (202) 347-0300

FACSIMILE: (202) 347-2172

WWW.EMTH.COM

September 28, 2011

Board of Directors

Parkvale Financial Corporation

4220 William Penn Highway

Monroeville, Pennsylvania 15146

Gentlemen and Dr. Fitting:

Pursuant to the Agreement and Plan of Merger dated as of June 15, 2011 (the “Merger Agreement”) between F.N.B. Corporation, a Florida corporation (“FNB”), and Parkvale Financial Corporation, a Pennsylvania corporation (the “Company”), the Company is to merge with and into FNB with FNB surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to the Company in connection with the Merger. We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in the registration statement on Form S-4 being concurrently filed by FNB. For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.

The registration statement of FNB on Form S-4, being filed on September 28, 2011 with the Securities and Exchange Commission with respect to the FNB Common Stock to be issued to the shareholders of the Company in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

3.	The representations made to us by FNB in its letter to us dated September 28, 2011;

4.	The representations made to us by the Company in its letter to us dated September 28, 2011; and

Board of Directors

September 28, 2011

5.

Such other instruments and documents related to the formation, organization and operation of FNB and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, fairly summarizes the federal income tax consequences that are material to a Company shareholder who holds shares of Company common stock as a capital asset.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the

Board of Directors

September 28, 2011

Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the sections captioned “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

/s/ Gerald. F. Heupel, Jr.
Gerald F. Heupel, Jr., a partner